Exhibit 99.1

Kohl’s Reports Second Quarter Fiscal 2024 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—August 28, 2024— Kohl’s Corporation (NYSE:KSS) today reported results for the second quarter ended August 3, 2024.

•	Net sales decreased 4.2% and comparable sales decreased 5.1%

•	Gross margin increased 59 basis points

•	Diluted earnings per share of $0.59 versus $0.52 in the prior year

•	Inventory declined 9%

•	Updates full year 2024 financial outlook

•	Committed to returning capital to shareholders through the dividend and further strengthening balance sheet

Tom Kingsbury, Kohl’s chief executive officer, said “We have taken significant action to reposition Kohl’s for future growth. However, our efforts have yet to fully yield the intended outcome due in part to a continued challenging consumer environment and softness in our core business. During the second quarter, our customers exhibited more discretion in their spending, which pressured our sales even as customers transacted more frequently. This overshadowed strong performance in our key growth areas, including Sephora, home decor, gifting, and impulse. In spite of this, we continued to execute well operationally, enabling us to deliver a 13% increase in earnings driven by gross margin expansion and strong inventory and expense management.”

“Looking ahead, we are focused on ensuring that the substantial work that we’ve done across product, value, and experience is fully recognized by both new and existing customers. We will also capitalize on new opportunities such as our partnership with Babies “R” Us and expect to continue to benefit from our key growth areas. Our conviction in our strategy remains strong and our operating discipline, solid cash flow generation, and healthy balance sheet will continue to support us as we work to return Kohl’s to growth,” Kingsbury continued.

Second Quarter 2024 Results

Comparisons refer to the 13-week period ended August 3, 2024 versus the 13-week period ended July 29, 2023

•	Net sales decreased 4.2% year-over-year, to $3.5 billion, with comparable sales down 5.1%.

•	Gross margin as a percentage of net sales was 39.6%, an increase of 59 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.2% year-over-year, to $1.2 billion. As a percentage of total revenue, SG&A expenses were 33.5%, a decrease of 1 basis point year-over-year.

•	Operating income was $166 million compared to $163 million in the prior year. As a percentage of total revenue, operating income was 4.4%, an increase of 26 basis points year-over-year.

•	Net income was $66 million, or $0.59 per diluted share. This compares to net income of $58 million, or $0.52 per diluted share in the prior year.

•	Inventory was $3.2 billion, a decrease of 9% year-over-year.

•	Operating cash flow was $254 million as compared to $430 million in the prior year.

•	Long-term debt was reduced by $113 million through the redemption of the remaining 9.50% notes due May 15, 2025.

Six Months Fiscal Year 2024 Results

Comparisons refer to the 26-week period ended August 3, 2024 versus the 26-week period ended July 29, 2023

•	Net sales decreased 4.7% year-over-year, to $6.7 billion, with comparable sales down 4.8%.

•	Gross margin as a percentage of net sales was 39.6%, an increase of 54 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 2.5% year-over-year, to $2.5 billion. As a percentage of total revenue, SG&A expenses were 34.8%, an increase of 78 basis points year-over-year.

•	Operating income was $209 million compared to $261 million in the prior year. As a percentage of total revenue, operating income was 2.9%, a decrease of 56 basis points year-over-year.

•	Net income was $39 million, or $0.35 per diluted share. This compares to net income of $72 million, or $0.65 per diluted share in the prior year.

•	Operating cash flow was $247 million as compared to $228 million in the prior year.

•	Long-term debt was reduced by $113 million through the redemption of the remaining 9.50% notes due May 15, 2025.

Updated 2024 Financial and Capital Allocation Outlook

For the full year 2024, which has 52 weeks compared to 53 weeks in full year 2023, the Company’s guidance excludes the potential impact from credit card late fee regulatory changes. The Company currently expects the following:

•	Net sales: A decrease of (4%) to a decrease of (6%)

•	Comparable sales: A decrease of (3%) to a decrease of (5%)

•	Operating margin: In the range of 3.4% to 3.8%

•	Diluted EPS: In the range of $1.75 to $2.25

•	Capital Expenditures: Approximately $500 million, including expansion of Sephora partnership and other store-related investments

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Dividend: On August 13, 2024, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable September 25, 2024 to shareholders of record at the close of business on September 11, 2024.

Second Quarter 2024 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on August 28, 2024. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “Updated 2024 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales	$3,525	$3,678	$6,703	$7,033
Other revenue	207	217	411	433
Total revenue	3,732	3,895	7,114	7,466

Cost of merchandise sold	2,128	2,242	4,051	4,289
Gross margin rate	39.6%	39.0%	39.6%	39.0%
Operating expenses:
Selling, general, and administrative	1,250	1,304	2,478	2,542
As a percent of total revenue	33.5%	33.5%	34.8%	34.1%
Depreciation and amortization	188	186	376	374
Operating income	166	163	209	261
Interest expense, net	86	89	169	173
Income before income taxes	80	74	40	88
Provision for income taxes	14	16	1	16

Net income	$66	$58	$39	$72

Average number of shares:
Basic	111	110	111	110
Diluted	112	111	112	111
Earnings per share:
Basic	$0.59	$0.52	$0.35	$0.65
Diluted	$0.59	$0.52	$0.35	$0.65

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	August 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$231	$204
Merchandise inventories	3,151	3,474
Other	331	296

Total current assets	3,713	3,974
Property and equipment, net	7,502	7,945
Operating leases	2,507	2,493
Other assets	458	382

Total assets	$14,180	$14,794

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,317	$1,376
Accrued liabilities	1,185	1,246
Borrowings under revolving credit facility	410	560
Current portion of:
Long-term debt	353	111
Finance leases and financing obligations	81	84
Operating leases	92	93

Total current liabilities	3,438	3,470

Long-term debt	1,173	1,637
Finance leases and financing obligations	2,574	2,730
Operating leases	2,795	2,777
Deferred income taxes	95	121
Other long-term liabilities	275	324
Shareholders’ equity:	3,830	3,735

Total liabilities and shareholders’ equity	$14,180	$14,794

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(Dollars in Millions)	August 3, 2024	July 29, 2023
Operating activities
Net income	$39	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	376	374
Share-based compensation	16	20
Deferred income taxes	(15)	(7)
Non-cash lease expense	44	48
Other non-cash items	11	(2)
Changes in operating assets and liabilities:
Merchandise inventories	(269)	(283)
Other current and long-term assets	(59)	61
Accounts payable	183	46
Accrued and other long-term liabilities	(25)	(52)
Operating lease liabilities	(54)	(49)

Net cash provided by operating activities	247	228

Investing activities
Acquisition of property and equipment	(239)	(338)
Proceeds from sale of real estate	—	4
Other	2	(1)

Net cash used in investing activities	(237)	(335)

Financing activities
Net borrowings under revolving credit facility	318	475
Shares withheld for taxes on vested restricted shares	(9)	(13)
Dividends paid	(111)	(110)
Repayment of long-term borrowings	(113)	(164)
Premium paid on redemption of debt	(5)	—
Finance lease and financing obligation payments	(42)	(47)
Proceeds from financing obligations	—	17

Net cash provided by financing activities	38	158

Net increase in cash and cash equivalents	48	51
Cash and cash equivalents at beginning of period	183	153

Cash and cash equivalents at end of period	$231	$204